Exhibit 99.1

For Immediate Release

PostRock Announces Additional White Deer Investment

OKLAHOMA CITY – December 18, 2012 – PostRock Energy Corporation (“PostRock” or the “Company”) (NASDAQ: PSTR) today announced that its Board had approved what is expected to be a final $13 million investment by White Deer Energy L.P. (“White Deer”). That brings White Deer’s total investment in PostRock to $92.5 million. The investment is expected to fund on Thursday, December 20th. White Deer agreed to acquire 4,577,464 shares of common stock at a price of $1.42 per share, yesterday’s consolidated closing bid price. Simultaneously, White Deer agreed to purchase $6,500,000 of 12% cumulative redeemable preferred stock and 4,577,464 warrants to purchase common stock at a price of $1.42 a share. The specific terms of the investment are almost identical to White Deer’s August investment. Proceeds will reduce debt.

The Company also updated the status of its hedge position. On November 27th, PostRock monetized the last of its preexisting 2013 NYMEX gas swaps for $15.4 million. Combined with the recent previously announced hedge monetization, a total of $30.2 million of proceeds was realized in November. All of the proceeds were used to reduce debt. On December 12th, the Company entered into new natural gas swaps covering periods from April 2013 through 2016. The following table summarizes its current hedge position.

	2013	2014	2015	2016
Natural Gas Hedges
NYMEX Gas Swaps
Volume (MMBtu)	3,747,285	4,324,032	3,755,184	3,765,840
Weighted Average Price ($/MMBtu)	$3.95	$3.95	$3.95	$3.96

Southern Star Basis Swaps
Volume (MMBtu)	9,000,003	—	—	—
Weighted Average Price ($/MMBtu)	($0.71)	—	—	—

Oil Hedges
NYMEX Oil Swaps
Volume (Bbls)	65,892	61,680	58,164	53,892
Weighted Average Price ($/Bbl)	$101.70	$97.00	$93.40	$91.10

The White Deer investment and the hedging transactions have positioned the Company to finalize a new credit facility. That transaction is expected to close later this week.

Forward-Looking Statements

Opinions, forecasts, projections and statements that are not historical facts are forward-looking statements that involve risks and uncertainties. Such statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that expectations reflected in these statements are reasonable, it can give no assurance they will prove correct. Actual results may differ materially due to factors which may not be foreseen by PostRock. These risks and others are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other SEC filings. These filings may be found at www.pstr.com or www.sec.gov. In making forward-looking statements, the Company undertakes no obligation to update these statements.

Company Contact:

North Whipple

Director, Finance & Investor Relations

PostRock Energy Corporation

nwhipple@pstr.com

(405) 702-7423